Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1713.229.1234 FAX +1713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
September 4, 2008
TEPPCO Partners, L.P.
1100 Louisiana Street
Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
          We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 9,200,000 units (including units to be issued upon the exercise of underwriters’ option to purchase additional units) representing limited partner interests in the Partnership (the “Units”) pursuant to the Underwriting Agreement dated September 4, 2008 (the “Underwriting Agreement”) by and among the Partnership, on one hand, and Lehman Brothers Inc., UBS Securities LLC and Wachovia Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”), on the other.
          The Partnership and certain of its subsidiaries have filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form S-3 (Registration Statement No. 333-153314), to which this opinion is an exhibit, relating to securities that may be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act, including units representing limited partner interests. The prospectus supplement of the Partnership dated September 4, 2008 relating to the offering of the Units, together with the accompanying prospectus dated September 4, 2008 (together, the “Prospectus”), has been filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act.
          As the basis for the opinion hereinafter expressed, we examined the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 8, 2006, as amended by the First Amendment thereto dated as of December 27, 2007 (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. We have also assumed that all Units will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that certificates for the Units will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Partnership.

TEPPCO Partners, L.P.	- 2 -	September 4, 2008
          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units, when issued and delivered on behalf of the Partnership against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued in accordance with the Partnership Agreement, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Act and otherwise by matters described in the Prospectus).
          The opinion set forth above is limited in all respects to the Act, as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder. This letter speaks as of the date hereof, and we disclaim any obligation to update it.
Very truly yours,
/s/ Baker Botts L.L.P.